DATED  14th May 1997




(1)WELLINGTON CAPITAL LIMITED
(2)HVIDE MARINE INCORPORATED



ASSET SALE AGREEMENT




REFERENCE
PGM/97-22149

AGREEMENT dated  14th May 1997


BETWEEN:


(1) WELLINGTON CAPITAL LIMITED, a company registered in the Cayman Islands under number CR32002 whose registered office is at P.O. Box 309, Grand Cayman, Cayman Islands, British West Indies (`THE VENDOR')


(2) HVIDE MARINE INCORPORATED, a company registered in the State of Florida, United States of America whose registered office is at 2220 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316, USA (`THE PURCHASER')


1           INTERPRETATION


1.1         In this Agreement, unless the context otherwise requires -


            `ASSETS' means the assets of the Vendor's Group agreed to be sold and all other rights agreed to be transferred to the Purchaser under this Agreement;


           `BOOK DEBTS' means the debts owing to the Vendor's Group on the Completion Date;


           `BUSINESS DAY' means a day when banks are open for business in London, New York City, the State of Florida and each of the United Arab Emirates;


           `THE BUSINESS NAMES' means the names Gulf Marine, Gulf Marine Maintenance & Offshore Service Company or GMMOS;


           `CHARTERPARTIES' means the charterparties listed in Annex `A';


           `CHARTER NOVATION AGREEMENTS' means agreements in the agreed terms for the novation in favour of the Purchaser or a member of the Purchaser's Group of the Charterparties;


           `COMPLETION' means completion of the sale and purchase of the Assets under this Agreement in accordance with the provisions of clause 5;


           `COMPANIES ACT' means the Companies Act 1985;


           `COMPLETION DATE' means the date on which Completion takes place;


           `CONTRACTS' means the contracts listed in Annex `B';


           `CREDITORS' means the creditors of the Vendor's Group (including fiscal authorities) outstanding on the Completion Date;


           `DISCLOSURE LETTER' means a letter of the same date as this Agreement addressed by the Vendor to the Purchaser for the purpose of clause 4 and which is accepted as such by the Purchaser and includes any document which is stated in that letter to be deemed to be included in or attached to it;


           `EMPLOYEES' means the employees of the Vendor's Group described in Annex `C' and/or such other employees of the Vendor's Group working in the marine department of the Vendor's Group as the Purchaser may require;


           `INTELLECTUAL PROPERTY' means all (if any) industrial and intellectual property rights which at Completion are used in connection with the operation of the Assets;


           `JETTY AGREEMENT' means the agreement to be made between the Vendor and the Purchaser in the agreed form concerning access by the Purchaser to the Vendor's jetty in Dubai, United Arab Emirates;


           `LEASES' means leases or sub-leases in the agreed form between the Vendor and the Purchaser in respect of each of the Premises;


           `LOAN NOTE' means a loan note issued by the Purchaser guaranteed by a first class U.S. bank in the principal amount of US$6,000,000 repayable in equal annual instalments over the three years following Completion, carrying interest at the rate of 10 per cent per annum on the amount thereof outstanding from time to time less the said bank's annual fee for providing such guarantee, the guarantee and note to be in the agreed form;


           `MEMORANDUM OF AGREEMENT' means a memorandum of agreement in the agreed form in respect of each of the Vessels respectively;


           `MOTOR VEHICLES' means the motor vehicles listed in Annex D;


           `PLANT' means the plant, machinery, tools and equipment listed in Annex `E';


           `PREMISES' means the leasehold properties situate in the Emirate of Dubai and in Brunei respectively, brief particulars of which are given in Annex F;


           `PURCHASER'S GROUP' means the Purchaser and any other company (wherever incorporated) which is a subsidiary (as defined by Section 736 of the Companies Act) of the Purchaser and reference to the Purchaser shall, where the context allows, include a reference to the members of the Purchaser's Group;


           `PURCHASER'S SOLICITORS' means Richards Butler, Beaufort House, 15 St Botolph Street, London EC3A 7EE;


           `RECORDS' means all payroll and stock records and other registers, lists of names of suppliers or customers, documents of title relating to any of the Assets and any other documents containing or recording any part of the Technical Information or any other matter which relates exclusively to the Assets;


           `SEC' means the Securities and Exchange Commission of the United States of America;


           `TECHNICAL INFORMATION' means all data, formulae, methods, techniques, specifications, instructional materials, manuals and know-how used by the Vendor's Group in connection with the Assets;


           `U.S.$' means the lawful currency of the United States of America;


           `VENDOR'S GROUP' means the Vendor and any other company (wherever incorporated) which is a subsidiary (as defined by Section 736 of the Companies Act) of the Vendor (including for the avoidance of doubt but without limitation Gulf Marine Maintenance & Offshore Service Company Dubai L.L.C. (Dubai incorporated) ,Gulf Marine Maintenance & Offshore Service Company Limited - W.L.L. (Abu Dhabi incorporated), GMMOS Marine Inc. (Panama incorporated) and Gulf Marine Maintenance & Offshore Service Company Limited (Cayman Islands incorporated) and reference to the Vendor shall, where the context allows, include a reference to the members of the Vendor's Group;


           `VESSELS' means the vessels listed in Annex G;


            `WARRANTIES' means the representations and warranties contained in
            Schedule 1.


1.2         In this Agreement, unless the context otherwise requires -


 (A) an expression which is defined in or to which a meaning is given for the purpose of the Companies Act (excluding its Schedules) has the same meaning unless it is otherwise defined in this Agreement;


 (B) a reference to a statute or a provision of a statute is a reference to that statute or provision as amended or modified on the date of this Agreement and includes a reference to any previous statute or provision which was re-enacted or replaced by it;


 (C) a reference to a document `IN THE AGREED FORM' is a reference (i) to a document in the form of the draft which, for identification, is endorsed with a statement (signed on behalf of the parties) to the effect that it is such a document for the purpose of this Agreement or (ii) in the absence of such draft at the date of this Agreement, to a document in such form as the Vendor and the Purchaser may reasonably agree as at Completion;


(D) a reference to `WRITING', or any cognate expression, includes a reference to any communication effected by telex, facsimile transmission or similar means;


(E) a reference to a clause or a Schedule is a reference to a clause of or a Schedule to this Agreement and a reference to this Agreement includes a reference to each Schedule; and


(F) a reference to an Annex is a reference to an annex attached to this Agreement and for the purpose of identification signed on behalf of the parties.


1.3 The headings in this Agreement are for convenience only and shall not affect its interpretation.


2           SALE AND PURCHASE OF THE ASSETS


2.1 Subject to the terms of this Agreement the Vendor shall sell or procure the sale and the Purchaser or such member(s) of the Purchaser's Group as the Purchaser may direct shall purchase the Assets as at and from 12.00 noon GMT on the Completion Date.


2.2 The Vendor shall sell or procure the sale and the Purchaser or such member(s) of the Purchaser's Group as aforesaid shall purchase the following Assets -


 (A)        the Vessels;


 (B)        the Intellectual Property and the Technical Information;


 (C)        the Plant;


(D) the Motor Vehicles (together where applicable with the benefit of their unexpired vehicle excise licences); and


 (E)        the Records.


2.3 Subject to compliance by the parties with their respective obligations under this Agreement, risk in and title to the Assets shall pass to the Purchaser on Completion.


3           CONSIDERATION


3.1 The price for the Assets shall be the sum of U.S.$61,000,000 (sixty one million United States Dollars), apportioned as to U.S.$60,075,000 to the Vessels in the amounts set opposite the name of each Vessel in Annex H and as to U.S.$925,000 to the remaining Assets.


3.2 The price for the Assets pursuant to clause 3.1 shall be paid or satisfied -


 (A)        as to U.S.$52,000,000 by the payment in cash to the Vendor;


 (B)        as to US$6,000,000 by the delivery to the Vendor of the Loan Note;


(C) as to U.S.$3,000,000 by the issuance to the Vendor of 141,760 (one hundred and forty one thousand, seven hundred and sixty) shares of Class A Common Stock of the Purchaser (the `SHARES') having an aggregate value which the parties agree has been calculated as follows. For purposes of computing the number of Shares issuable pursuant to this paragraph, the value of a share of the Purchaser's Class A Common Stock is the average of the closing prices of a share of the Purchaser's Class A Common Stock on the NASDAQ National Market on each of the ten trading days preceding April 20, 1997. The Shares, when issued, shall be duly authorised, fully-paid and non-assessable and shall not have been registered under the Securities Act of 1933, as amended (the `ACT'). Certificates representing the Shares shall bear the following legend -


                  `These shares have not been registered under the Securities Act 1933, as amended, and may not be offered or sold except pursuant to an effective registration statement or an opinion of counsel satisfactory to the issuer that such transfer may be lawfully effected in the absence of registration.'


3.3 Forthwith upon the execution of the Agreement the Purchaser shall pay a deposit of U.S.$6,100,000 ("THE DEPOSIT") (being 10% of the price for the Assets) to Citibank NA, 336 Strand, London WC2 (`THE DEPOSITORY') to be held by the Depository pending completion, on terms that the Deposit together with interest accrued thereon shall on Completion be paid to the Vendor on account of the purchase price referred to in clause 3.1 or, in the case of rescission, be repaid to the Purchaser forthwith upon rescission by the Purchaser of this Agreement.


3.4 The Vendor shall have the following piggyback registration rights with respect to the Shares:


 (A) if at any time following the Completion Date and prior to the third anniversary of the Completion Date the Purchaser proposes to register any of its securities under the Act on Form S-1, S-2 or S-3 (or any equivalent general registration form then in effect), the Purchaser shall -


(I) promptly, and at least thirty (30) days before the anticipated filing date, give written notice of such registration to the Vendor;


 (II) include in such registration such Shares as may be specified in any written request received from the Vendor within 15 days following delivery of such notice. Notwithstanding any other provision of this clause 3.4, the Purchaser shall have the right at any time after it has given notice of registration pursuant to this section to elect not proceed with such registration;


 (III) prepare and file with the SEC a registration statement with respect to the Shares and use its best efforts to cause such registration statement to become effective as soon thereafter as possible. The Purchaser will promptly notify the Vendor and confirm such advice in writing, (A) when such registration statement becomes effective, (B) when any post-effective amendment to such registration statement becomes effective and
                  (C) of any request by the SEC for any amendment or supplement to such registration statement or any prospectus relating thereto or for additional information;


 (IV) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for at least six (6) months (or for such shorter period in which the Vendor has sold all of the Shares included in such registration statement) and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the Vendor set forth in such registration statement;


 (V) furnish to the Vendor such number of copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as the Vendor may reasonably request in order to facilitate the disposition of the Shares by the Vendor;


 (VI) use its best efforts to register or qualify the Shares covered by such registration statement under such securities or blue sky laws of any State of the United States as the Vendor or the managing underwriter, if any, shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable the Vendor and each underwriter, if any, to consummate the disposition in such jurisdictions of the Shares to be sold by the Vendor;


(VII)promptly notify the Vendor at any time when a prospectus relating thereto is required to be delivered under the Securities Act during the period mentioned in clause 3.4(a)(iv) and the Purchaser becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing: and at the request of the Vendor promptly prepare and furnish to the Vendor a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of the Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;


(VIII) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC;


(IX) make available for inspection by the Vendor, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by either the Vendor or any such underwriter, in each case upon receipt of an appropriate confidentiality agreement, all financial and other records, corporate documents and properties of the Purchaser and its subsidiaries, and cause all of the Purchaser's officers, directors and employees to supply all information, as may be reasonably requested by either the Vendor, underwriter, attorney, accountant or agent in connection with such registration statement;


 (X) cause all the Shares covered by such a registration statement to be (i) listed on each securities exchange, if any, on which similar securities issued by the Purchaser are then listed, or
                  (ii) authorised to be quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or the National Market System of NASDAQ if the securities so qualify; and


     (XI) enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions in connection therewith in order to expedite or facilitate the disposition of the Shares and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration
          (A) make such representations and warranties to the Vendor and the underwriters, if any, with respect to the business of the Purchaser, the registration statement, the prospectus, and documents, if any incorporated or deemed to be incorporated by reference in the registration statement, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwitten offerings and confirm the same if and when requested; (B) obtain opinions of counsel to the Purchaser and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably to the Vendor) addressed to the Vendor and each of the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by the Vendor and underwriters; (C) obtain "cold comfort" letters and updates thereof from the independent certified public accountants of the Purchaser (and, if necessary, any other certified public accountants of any subsidiary of the Purchaser or of any business acquired by the Purchaser for which financial statements and financial data is or is required to be included in the registration statement) addressed to the Vendor and each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings; (D) deliver such documents and certificates as may be requested by the Vendor and the managing underwriters, if any, to evidence the continued validity of the representations and warranties of the Purchaser made pursuant to clause 3.4(a)(xi)(A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Purchaser.


     (B) notwithstanding any other provision of this clause 3.4, if the Purchaser's managing underwriter advises the Purchaser that the number of Shares requested to be included in the registration statement exceeds the number of such Shares that can be sold in an orderly manner in the offering or that the inclusion of the Shares would adversely affect the offering, then the Shares shall be included in such offering, subject to reduction pro rata in proportion to the number of shares proposed to be included in such offering by the Vendor, on the one hand, and all other persons (including the Purchaser), on the other hand Provided however that if the registrable statement includes securities held by persons granted registration rights by that certain Registration Rights Agreement dated as of August 14th 1996 by and between the Purchaser and the shareholders identified therein ("THE 1996 AGREEMENT") the inclusion of shares shall be governed by the provisions of section 2(d) or section 3(d) of the 1996 Agreement;


 (C) in connection with any registration of the Shares hereunder, the Vendor shall furnish to the Purchaser such information relating to the Vendor and the Shares as the Purchaser may reasonably request;


 (D) all fees and expenses in connection with any registration of the Shares hereunder, including registration fees, printing expenses, blue sky fees and expenses, and the Purchaser's legal and accounting fees and expenses shall be paid by the Purchaser, except as hereinafter provided. All selling expenses, including underwriting discounts, selling commissions, stock transfer taxes and all fees and expenses of counsel to the Vendor in connection with any registration of the Shares hereunder shall be borne by the Vendor;


 (E) the Vendor agrees, for the period of one year from the date of Completion, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of the Purchaser's Common Stock (other than those included in the registration) without the prior written consent of the Purchaser or the underwriters, as the case may be, for a period of one year from Completion. The Vendor agrees that the Company may instruct its transfer agent to place a stop-transfer notation in its records to enforce the provisions of this paragraph.


3.5         Indemnification:


     (A) Indemnification by the Purchaser. The Purchaser shall, notwithstanding termination of this Agreement and without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, the Vendor, its officers, directors, agents and employees, each person who controls the Vendor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, agents or employees of any such controlling person, from and against all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and attorney's fees) and reasonable expenses (collectively, "LOSSES") arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading except insofar as the same are based solely upon information furnished in writing to the Purchaser by the Vendor expressly for use therein. The Purchaser shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers, directors, agents and employees and each person who controls such persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the extent ordinarily provided in customary underwriting and similar agreements.


     (B) Indemnification by the Vendor. In connection with any registration statement in which the Vendor is participating or offering any of the shares for sale pursuant to clause 3.4 hereof the Vendor agrees to indemnify and hold harmless, to the full extent permitted by law, the Purchaser, its directors, officers, agents and employees, each person who controls the Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the directors, officers, agents or employees of such controlling persons, from and against all Losses arising out of or based upon any untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, or arising out of or based upon any omissions or alleged omission of a material fact required to be stated therein or necessary to make the statement therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by the Vendor to the Purchaser expressly for use in such registration statement or prospectus and that such information was relied upon by the Purchaser in preparation of any registration statement, prospectus or preliminary prospectus. In no event shall the liability of the Vendor hereunder be greater in amount than the dollar amount of the proceeds (net of the payment of all expenses) received by the Vendor upon the sale of the Shares giving rise to such indemnification obligation. The Purchaser shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution to the same extent as provided above with respect to information so furnished in writing by such Persons expressly for use in any prospectus or registration statement.


     (C) Conduct of Indemnification Proceedings. If any action or proceeding (including any governmental investigation or inquiry) shall be brought or any claim shall be asserted against any person entitled to indemnity hereunder (an "INDEMNIFIED PARTY"), such indemnified party shall (within a reasonable period of time) notify the party from which such indemnity is sought (the "INDEMNIFYING PARTY") in writing, and the indemnifying party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of all fees and expenses incurred in connection with the defense thereof. All such fees and expenses (including any fees and expenses incurred in connection with investigating or preparing to defend such action or proceeding) shall be paid to the indemnified party, as incurred, within 15 days of written notice thereof to the indemnifying party (regardless of whether it is ultimately determined that an indemnified party is not entitled to indemnification hereunder). Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expenses of such indemnified party unless (a) the indemnifying party has agreed to pay such fees and expenses or (b) the indemnifying party shall have failed to promptly assume the defense of such action, claim or proceeding and to employ counsel reasonably satisfactory to the indemnified party in any such action, claim or proceeding or (c) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the reasonable judgment of any such indemnified party a conflict of interest may exist between such indemnified party and any other or such indemnified parties with respect to such action, claim or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels).


     (D) Contribution. If the indemnification provided for in this clause 3.5 is unavailable to an indemnified party under clause 3.5(a) or 3.5(b) hereof (other than by reason of exceptions provided in those sections) in respect of any Losses, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall jointly and severally, contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions, statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and such indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in clause 3.5(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.


              The parties hereto agree that it would not be just and equitable if contribution pursuant to this clause 3.5(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provision of this clause 3.5(d), the Vendor shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares sold by it and distributed to the public were offered to the public exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.


3.6 The Purchaser shall file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and, if at any time the Purchaser is not required to file such reports, it will, upon the request of the Vendor, make available public or other information so long as necessary to permit sales of their securities pursuant to Rules 144 and 144A. The Purchaser further covenants that it will take such further action as the Vendor may reasonably request, all to the extent required from time to time to enable the Vendor to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rules 144 and 144A. Upon the request of the Vendor, the Purchaser shall deliver to the Vendor a written statement as to whether it has complied with such requirements.


3.7 Transfer of Piggyback Registration Rights. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of transferees of the Vendor (such transferees only being permitted within the Vendor's Group and any transferee shall retransfer to the Vendor's Group prior to ceasing to be a member thereof), provided that such transferees agree to be bound by the terms of this Agreement.


3.8 All outgoings and income relating to the Assets shall, insofar as they relate to a period falling partly before and partly after the Completion Date be apportioned pro rata temporis as between the Vendor and the Purchaser, who shall account to one another on or as soon as practicable after Completion. The following terms shall also apply:-


 (I) the Purchaser shall account to the Vendor for any amounts received by it in respect of the Book Debts within 14 days of receipt by the Purchaser's Group.


 (II) the Purchaser shall for a period of 6 months after Completion give to the Vendor reasonable access to its books and records in relation to receipt of the Books Debts.


     3.9 As further consideration for the sale of the Assets, the Purchaser shall as from Completion subject to the provisions of clause 5.6 -


 (A) perform any outstanding obligations and liabilities of any member of the Vendor's Group under the Contracts (except for any obligations or liabilities attributable to a breach on the part of a member of the Vendor's Group) in accordance with their terms; and


 (B) perform all obligations under the Charterparties (as novated pursuant to the Charter Novation Agreements) in accordance with their terms.


3.10 The Purchaser shall indemnify the Vendor and each member of the Vendor's Group in respect of any losses, damages, costs, claims and expenses which may be incurred by the Vendor and each member of the Vendor's Group as a result of:


     (A) any failure by the Purchaser in the performance of any of the obligations of the Purchaser falling due after Completion under the Charterparties or the Contracts;


 (B) any act, default or transaction of the Purchaser or any member of the Purchaser's Group or any circumstance occurring in respect of their respective business after Completion.


           Provided that the Purchaser shall have no liability under this clause
           3.10 for any act or omission of the Vendor in the performance of its obligations under clause 5.6.


3.11 The Vendor shall indemnify the Purchaser and each member of the Purchaser's Group in respect of any losses, damages, costs, claims and expenses which may be incurred by the Purchaser or any member of the Purchaser's Group as a result of -


 (A) any failure by the Vendor or any member of the Vendor's Group in the performance of any of the obligations of the Vendor or any member of the Vendor's Group falling due on or before Completion under the Charterparties or the Contracts or otherwise in respect of any of the Assets;


     (B) any claim for payment by any of the Creditors and any tax arising out of the sale of the Assets for which the Vendor is primarily liable;


 (C) any act, default or transaction of the Vendor or any member of the Vendor's Group or any circumstance occurring in respect of their respective businesses prior to Completion.


4           WARRANTIES


4.1 The Vendor represents and warrants to the Purchaser (except to the extent of matters fairly and accurately disclosed in the Disclosure Letter) in the terms contained in Schedule 1, subject to the provisions of Schedule 2, the terms of which each party acknowledges are in the circumstances fair and reasonable.


4.2 The Purchaser acknowledges that the Vendor has made no representations to the Purchaser on which the Purchaser has relied in entering into this Agreement other than the Warranties and the matters referred to in the Disclosure Letter or disclosed pursuant to clause 4.3(b) hereof.The Vendor undertakes with the Purchaser that -


 (A) each of the Warranties shall except to the extent of the matters contained in the Disclosure Letter remain true and accurate at Completion on the basis that any express or implied reference in
              Schedule 1 to the date of this Agreement were a reference to the Completion Date; and


 (B) any matter which becomes known before Completion to the Vendor and which gives rise, or might give rise, to a claim under the Warranties or which would materially affect the willingness of a prudent purchaser for value to purchase the Assets on the terms of this Agreement shall be forthwith disclosed to the Purchaser in writing.


4.3 Any payment made by the Vendor under the Warranties shall be treated as a reduction in the consideration for the relevant Asset.


4.4 Without prejudice to any other right or remedy of the Purchaser, the Vendor shall at the request of the Purchaser at any time within six months after the Completion Date assign to the Purchaser for no further consideration and otherwise on the terms of this Agreement any intellectual or industrial property rights, or applications for any such rights, in each case being Intellectual Property which was not assigned to the Purchaser at Completion.


5           COMPLETION


5.1 The sale and purchase of the Assets shall be completed at 12.00 noon at the offices of the Purchaser's Solicitors on 23rd May 1997 or at such other place or time, or on such other date, as the Vendor and Purchaser may agree.


     5.2 The Vendor shall on Completion deliver, or procure delivery, to the Purchaser (or as the Purchaser may direct) of-


 (A)        such of the Assets as are capable of passing by delivery;


 (B)        title to the Vessels;


 (C) subject as provided in clause 5.6, duly executed assurances of the remaining Assets, together with any requisite consents required to vest in the Purchaser the full beneficial ownership of the Assets;


     (D) a duly executed engrossment of the following documents, each in the agreed form-


 (I) Memorandum of Agreement in respect of each of the Vessels respectively;


 (II)       Charter Novation Agreements;


 (III) Leases including lease at a rental of Dh600,000 per annum for the leasehold premises shown on the attached plan, being part of the 256,464 square feet of land as per Halcrow Middle East plan; and


 (IV)       Jetty Agreement.


 (V) Sponsorship or other agreement in the agreed form under which the relevant member of the Vendor's Group having a presence in Dubai will pay Mohammed Khalifa Bin Hadher an annual sponsorship fee of Dh1,000,000 per annum.


     (E) such evidence as the Purchaser may require as to the satisfaction by the Vendor of its obligations under clause 8.1;


     (F) written confirmation in the agreed form signed by Mohammed Khalifa bin Hadher.


     5.3 Following the performance of the Vendor's obligations under clause 5.2, the Purchaser shall on Completion -


 (A) pay to the Vendor, by telegraphic transfer to its bank account at Bank of Scotland Plc, International Division, P.O. Box 30, Broad Street House, 55 Old Broad Street, London EC2P 2HL (Sort Code 80-20-11, for the Vendor's account the sum of U.S.$51,850,000 on account of the consideration payable to the Vendor in cash at Completion;


 (B) together with the Vendor give irrevocable instructions to the Depository to release to or to the order of the Vendor the amount of the Deposit together with interest accrued thereon in satisfaction of the balance of the consideration payable to the Vendor in cash at Completion


     (C) deliver to the Vendor the Loan Note and the guarantee thereof referred to in the definition of Loan Note;


 (D) allot to the Vendor in accordance with clause 3.2(c) the shares specified in that clause, namely 144, 123 Class A Common Stock in the Purchaser, and deliver to it the certificates for the same; and


 (E) deliver to the Vendor duly executed engrossments as mentioned in clause 5.2(d).


     5.4 The Vendor shall on the Completion Date deliver to, or procure the delivery to, the Purchaser of such of the Plant as is not situated at the Premises on the following terms-


     (A) the Vendor shall ensure that prior to such delivery any of such Plant which is fixed to the Vendor's premises is severed from them;


 (B) the Purchaser shall, at its own cost and with the minimum inconvenience and damage to the Vendor and its property and business, remove such Plant from the Vendor's premises at any time within seven days from the Completion Date.


5.5 The provisions of clause 5.4 shall apply to Plant which is at the Premises as if references therein to the Completion Date were referenced to the date of termination without renewal of the Lease.


5.6 If the assignment, grant or transfer of any of the Assets requires the consent of a third party or some act, matter or thing to be done or obtained, and that consent is not available or that act, matter or thing cannot be done or be obtained, in each case on the date of this Agreement, the Vendor shall use its best endeavours to obtain the consent or to obtain or do that act, matter or thing before the Completion Date, failing which and entirely without prejudice to the right of the Purchaser not to complete the purchase of the Assets and to rescind this Agreement, the Purchaser may in its sole discretion elect to complete this Agreement on the basis that -


 (A) the Vendor shall continue to use its best endeavours to obtain the consent or, as the case may be, to obtain or do that act, matter or thing and upon obtaining or doing it shall immediately deliver to the Purchaser a duly executed assignment or instrument of grant or transfer of the Asset, together with the consent;


 (B) the Vendor shall, from the Completion Date until the obligations under paragraph (a) of this clause 5.6 have been complied with , hold that Asset in trust for the Purchaser and shall (so far as it may lawfully do so) act under the direction of the Purchaser in all matters relating to that Asset.


5.7 If the Purchaser exercises any right conferred on it by any provision of this Agreement or otherwise not to complete its purchase of any of the Assets, then the Purchaser shall not be obliged to complete its purchase of any other of the Assets.


5.8 The Vendor shall from time to time and at all times after the Completion Date each party bearing its own costs and expenses in this regard upon request by the Purchaser do all such acts and execute all such documents as are necessary for perfecting the transfer of the Assets (except for the Vessels, transfer of which shall be subject to their respective Memorandums of Agreement) to the Purchaser and for vesting in the Purchaser title to the Assets in accordance with this Agreement.


     5.9 This Agreement shall, so far as it remains to be performed, continue in full force and effect notwithstanding Completion.


5.10 The Vendor shall permit (and does hereby permit) the Purchaser and each member of the Purchaser's Group to use any of the Business Names in connection with the Assets for a period of thirty-six months from Completion provided that


 (A) the Purchaser shall only be entitled to use the Business Names with and in conjunction with the Purchaser's name or the word "Seabulk" except in the names or in the marketing of individual vessels where a Business Name may be used alone;


     (B) at the end of such period the Vendor shall have the exclusive right to use the Business Names and the Purchaser's Group shall have no such right;


 (C) with effect from Completion, the Vendor's Group shall continue to be entitled to use the Business Names in connection with its continuing business.


5.11 The Vendor shall ensure that the Purchaser shall receive the benefit of all orders outstanding at Completion in respect of parts and equipment for use on or in connection with the Assets and at or as soon as practicable after Completion the Vendor and the Purchaser shall agree the price therefor paid by the Vendor, which amount the Purchaser shall thereupon reimburse to the Vendor. Those said orders outstanding at the date hereof are listed in Annex I. Those further orders outstanding at Completion shall be mutually agreed between the parties at or as soon as practicable after Completion. Such prices will be agreed between the Vendor and the Purchaser on the basis of fair market value and on the basis that the parts and equipment are genuinely required for use on or in connection with the Assets. For the purpose of this clause 5.11 all orders in relation to the `GMMOS Neptune' shall be excluded from this clause.


5.12 The Purchaser shall also pay Atos International L.L.C. (`ATOS') as Purchaser's agreed share of the capital expenditure of the drydocking and refurbishment of `GMMOS Neptune' the sum of UAE Dhs 1,284,500 (one million two hundred and eighty four thousand five hundred) payment to be made within 30 days of the invoice submitted on completion of the works.


5.13 Unless the Parties expressly agree in writing otherwise to the contrary, if the Purchaser is unwilling to pay the full price for the Assets (except as provided in clause 12.5) at the Completion Date for any reason or if Completion does not for any other reason take place on the Completion Date or such later date as the Parties mutually agree in writing then this Agreement will be considered cancelled and terminated and neither party will have any claim against the other and the deposit will be returned to the Purchaser and in particular, the Vendor shall be free to negotiate with or sell or agree to sell the Assets to any third party.


6           PROVISIONS PENDING COMPLETION


6.1 The Vendor shall not at any time prior to Completion without the prior written consent of the Purchaser do or omit to do, or permit or procure any other person to do or omit to do, any act or thing the doing or omission of which would (or would be likely to) cause, constitute or result in a breach of any of the Warranties or of the undertaking given under clause 4.3.


6.2 Without prejudice to the generality of clause 6.1, the Vendor undertakes to the Purchaser that it shall not at any time prior to Completion without the prior written consent of the Purchaser so far as it affects the Assets-


     (A) make any change in the conduct of its business as carried on at the date of this Agreement;


 (B)        dispose of or agree to dispose of any item of the Assets;


 (C) grant or issue or agree to grant or issue any mortgage, charge, debenture or security for money secured over any Asset which will not be discharged on Completion;


     (D) knowingly do or omit to do anything whereby the condition of the Assets might be adversely affected;


     (E) permit or suffer any of its insurances in respect of any of the Assets to lapse or do anything which would make any policy of insurance void or voidable;


     (F) change the terms of employment or increase the remuneration of any of the Employees.


6.3         Until Completion the Vendor shall -


 (A) take all reasonable steps to ensure that the Assets are maintained in the same state of repair and working order and condition as they are at the date hereof, fair wear and tear excepted;


     (B) maintain any subsisting policy of insurance relating to any of the Assets;


 (C) procure that the Purchaser and its agents and representatives are given full access to and permitted to inspect the Assets and upon request furnish such information regarding the same as the Purchaser may require, in each case without the Vendor charging the Purchaser therefor; and


 (D) not enter into any charterparty or any other contract or commitment in respect of any Asset without first consulting with and having due regard for the interests of the Purchaser.


7           RETAINED ASSETS


7.1 As soon as possible but in any event not more than 30 days after the Completion Date the Vendor shall, at its cost and with the minimum inconvenience and damage to the Premises and to the Purchaser and its property and business, remove any asset which is situated at or on the Premises on the Completion Date and which is not included in the sale of the Assets and, in the case of any such asset which is fixed to those Premises, shall sever it from the Premises.


7.2 Any such asset mentioned in clause 7.1 shall remain at or on the Premises at the sole risk of the Vendor; and, if it is not removed in accordance with the provisions of that clause, the Purchaser may dispose of the asset for such price and on such terms as it may think fit and shall account to the Vendor for any proceeds of sale, after deduction of the costs of dismantling, severance, removal and sale.


7.3 The Vendor shall indemnify the Purchaser against any loss or damage suffered by it in consequence of the dismantling, severance or removal by the Vendor of any asset mentioned in clause 7.1.


8           EMPLOYEES AND OTHER MATTERS


8.1         The Vendor shall -


 (A) On or before Completion or such later date as the visas of the Employees with the Vendor are cancelled in readiness for transfer to the Purchaser (or its nominee) pay to each of the Employees all emoluments (including end of service benefits, bonuses, accrued holiday pay and all other benefits both statutory and contractual) due to him for the pay period ending on the date of such cancellation;


 (B) As and when required by law pay to any person previously employed by it who is not an Employee any redundancy or other end of service payment whether required to be paid pursuant to statutory or contractual obligations.


8.2         The Vendor shall indemnify the Purchaser against -


 (A) any holiday pay and/or end of service gratuity which has accrued before the Completion Date or, if later, the date of such cancellation as is referred to in clause 8.1(a) and which the Purchaser is or becomes liable to pay to any of the Employees; and any loss, damage, costs, claims or expenses arising out of or in connection with any act or omission by the Vendor or any other event or occurrence on or before the Completion Date or, if later, the date of such cancellation as aforesaid, which the Purchaser may incur in relation to any contract of employment concerning any of the Employees.


8.3 The Purchaser acknowledges its intention to make to each of the Employees a written offer of suitable alternative employment as from the beginning of the first working day after Completion (or such later date as it is reasonably practicable to do so) and the Vendor shall provide the Purchaser (without charge to the Purchaser) with all such assistance as the Purchaser may be reasonably required in securing the services of the Employees and complying with all laws and regulations of the United Arab Emirates and the Emirate of Dubai concerning the Employees, their sponsorship and transfer.


8.4 Pending employment of the Employees by the Purchaser the Vendor shall, as from Completion, make available to the Purchaser or as it may direct the services of the Employees and such other services of the Vendor's Group as the Purchaser may require including insurances, the purchasing of goods and services and immigration and work permit services at cost plus 2% (two per cent), that cost (which shall include all sums payable by the Vendor under clause 8.2 in respect of the period after Completion) to be reimbursed by the Purchaser to the Vendor against the Vendor's invoices therefor. Those invoices shall be submitted weekly on terms that they shall be settled within 14 days.


9           COMPETITION


9.1 In consideration of the purchase of the Assets, the Vendor undertakes with the Purchaser that the Vendor will, and will procure that every other member of the Vendor's Group will, comply with the provisions of Schedule 3.


9.2 The Vendor acknowledges that the restrictions contained in Schedule 3 are reasonable in the interests of both the Vendor and the Purchaser and are necessary for the protection of the profitable deployment of the Assets in the Purchaser's business.


10          CONDITIONS


10.1 Without prejudice to any other remedy and without any liability to the Purchaser, the Purchaser shall be entitled not to complete its purchase of the Assets and to rescind this Agreement if on or before Completion -


     (A) the Purchaser is not in all respects and for any reason satisfied with the due diligence investigation by it or on its behalf in respect of any one or more of the Assets;


 (B)        there has been a breach of any of the Warranties;


 (C) any matter referred to in clause 4.3 which has not been fairly disclosed in the Disclosure Letter and which would materially affect the willingness of a prudent purchaser for value to purchase the Assets on the terms of this Agreement comes to the notice of the Purchaser;


 (D)        the Vendor fails to comply with its obligations under clause 5;


 (E)        the Vendor fails to comply with its obligations under clause 6; or


 (F)        the Vendor fails to comply with its obligations under clause 12.4.


10.2 This Agreement shall ipso facto terminate and neither party shall have any claim against the other party unless before Completion the terms of this Agreement have been approved by the Board of Directors of the Purchaser.It is intended that each party shall seek to procure the fulfilment of the conditions contained in clauses 10.1 and 10.2.


11          NOTICES


           Any notice, instruction, consent or other document to be given under this Agreement shall be in writing and delivered personally or by pre-paid recorded delivery or facsimile (provided that, in the case of facsimile, the notice is confirmed by being delivered by hand or sent by first class post within 72 hours thereafter) to the recipient party at the above address or to such other address, or to a facsimile number, as is notified in writing from time to time by such party to each of the other parties. Any notice delivered personally shall be deemed to be received when delivered, any notice sent by pre-paid recorded delivery post shall be deemed to have been received 5 Business Days after posting and any notice sent by facsimile, at the time of transmission (provided that if transmission occurs after 6 p.m. on a Business Day, or not on a Business Day, delivery will be deemed to occur at 9 a.m. on the next Business Day). References to time in this clause are references to local time in the country of the recipient of the notice.


12          GENERAL


12.1        The Vendor shall -


 (A) at all reasonable times before Completion allow the Purchaser or its duly authorised agent to inspect the Premises, the Assets and all records and other documents relating to the Assets; and


 (B) at all reasonable times during the period of 60 days from the Completion Date allow the Purchaser or its agent to inspect and to take copies of or extracts from any records and other documents (as so defined) relating to the Assets which are not delivered to the Purchaser on Completion, and not destroy any part thereof without first offering the same to the Purchaser.


12.2        Time shall be of the essence of this Agreement.


12.3 Except as required by law or regulation, prior to Completion no announcement of the sale and purchase hereunder or the terms of this Agreement shall be made by either party except in the agreed terms and pending any announcement each party shall use its best endeavours to keep the same confidential.


12.4 The Vendor undertakes to provide the Purchaser up to Completion with such financial and other information concerning the Assets as the Purchaser may from time to time properly require and to assist in clarifying reasonable enquiries submitted within three months after Completion.


12.5 M.V. "GMMOS HUNTER" - Notwithstanding anything to the contrary contained in this Agreement:


 (A)          The Memorandum of Agreement to be entered into in respect of m.v.
              "GMMOS Hunter" (`HUNTER') shall provide for the delivery of Hunter by the Vendor to the Purchaser's nominee as soon as practicable following redelivery under her current charter to the National Iranian Oil Company;


     (B) Such Memorandum of Agreement shall be entered into prior to Completion and provide (inter alia) that:


     (I) the purchase price for Hunter shall be US$525,000 (Five hundred and twenty-five thousand United States Dollars);


 (II) Hunter shall be delivered to the Purchaser's nominee in exchange for the above purchase price in the condition she was at the time of her inspection by Noble Denton in May 1997, fair wear and tear alone excepted, and otherwise in the condition and upon the terms required by Norwegian Saleform 1993;


     (III)such Memorandum of Agreement shall cease to have effect if Completion does not take place, and


 (IV) if Hunter's current charter is not terminated within 6 (six) months after Completion, then the Vendor and the Purchaser (or its nominee) shall negotiate in good faith with a view to arranging a termination of the charter or the purchase by the Purchaser's nominee of Hunter subject to such charter, in either case on terms satisfactory in all respects to the Vendor and the Purchaser or its nominee. Provided that if the NIOC charter of the Hunter has not been terminated within 12 (twelve) months after Completion the Memorandum of Agreement in respect of the Hunter shall cease to have effect.


 (C) The amount payable pursuant to clause 3.2(a) shall be reduced by the amount of the purchase price for Hunter referred to in sub-clause (b)(i) above.


12.6 Subject as provided in this Agreement, the parties shall pay their respective costs in connection with this Agreement.


12.7 This Agreement and the other documents referred to herein constitutes the whole agreement of the parties in relation to its subject matter and supersedes any previous agreement between them in relation to that matter; and no modification of this Agreement shall be effective unless it is made in writing.


12.8 Any right of rescission conferred on either party by this Agreement is in addition to and without prejudice to any other right or remedy available to that party; and the exercise, or partial exercise, of or any delay or omission in exercising any right (including a right of rescission) conferred on either party by this Agreement shall not constitute a waiver of that or any other right or remedy available to that party.


12.9 If any provision of this Agreement is held by a court or other competent authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.


12.10 This Agreement shall be governed by and construed in accordance with English law and each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of the English courts as to any claim, dispute or matter arising out of or relating to this Agreement or any of the documents executed pursuant hereto, and waives any objection on the ground of venue or forum non conveniens or any similar ground. Each of the parties shall at all times maintain an agent for service of process in England, the identity and address of such agent to be notified to each of the other parties forthwith upon execution of this Agreement and each party undertakes not to revoke authority of such agent. If, for any reason, any such agent no longer serves as agent of its appointor to receive service of process, the appointor shall promptly appoint another such agent and advise the other parties thereof immediately.


12.11 This Agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged it with the other parties.


12.12 The Purchaser acknowledges that it has been informed that an offer is likely to be made for the purchase of the `GMMOS Hercules' for approximately US$5.5 million (five and a half million). If such vessel is sold by the Purchaser within three months after Completion, the Purchaser will pay the Vendor forthwith on completion of the sale 50% of the amount by which the net sale proceeds actually received exceed US$2.5 million (two and a half million).


12.13 If the tender bond no. TBG/SUK970059 for US$100,000 issued by Emirates Bank International dated 30th March 1997 in favour of Total Sirri is called, then the Purchaser shall, if Completion shall have taken place, reimburse the Vendor 50% of the amount called not exceeding US$50,000.


IN WITNESS WHEREOF this Agreement has been executed by or on behalf of the parties hereto the day and year first above written.

                                   SCHEDULE 1



                                   WARRANTIES


1           ACCURACY OF INFORMATION


           All information concerning the Assets which has been disclosed by or on behalf of the Vendor to the Purchaser or its agent including -


     (A)  the particulars of the Charterparties;


     (B)  the particulars of the Contracts;


     (C)  the information contained in the Disclosure Letter;


     (D) all other information concerning the Assets which has been disclosed by or on behalf of the Vendor to the Purchaser or its agent,


           is accurate, and there is no further information which is known, or would on reasonable enquiry be known, to the Vendor and which is material to be known by a purchaser for value of any of the Assets.


2           TITLE TO THE ASSETS


2.1 The Vendor has the right to enter into this Agreement without the consent or concurrence of any other person.


2.2         The Assets -


 (A) are the absolute and sole property of the Vendor or the Vendor's Group and will on Completion be free from any lien, option, mortgage, charge, lease, licence, covenant, condition, agreement or other encumbrance;


 (B) where purchased on terms that property does not pass until full payment has been made, have been paid for in full by the Vendor;


 (C) in the case of tangible assets, are in the possession or under the exclusive control of the Vendor.


2.3 The Vendor has not omitted to do anything to be done by it for the protection of its title to, or for the enforcement or the preservation of any order of priority of its title to, any property or rights owned by it.


2.4 The documents recording or evidencing the Assets including the deeds and other documents of title to the Assets are in the possession or under the exclusive control of the Vendor.


3           PLANT, MACHINERY AND EQUIPMENT


3.1         Annex `E' contains full and accurate details of the Plant.


3.2         Annex `F' contains full and accurate details of the Motor Vehicles.


4 THE PLANT AND MOTOR VEHICLES FORMING PART OF THE ASSETS ARE SOLD AS IS WHERE IS ON COMPLETION.CHARTERPARTIES AND CONTRACTS


4.1 Annex `A' contains details of all the Charterparties and Annex B contains details of all the Contracts and commitments (other than the Charterparties) entered into by the Vendor or the Vendor's Group for utilisation of the Assets or to which the Assets are subject at the Completion Date, apart from the contracts of employment of the Employees. Complete and accurate copies of the Charterparties and Contracts are attached to the Disclosure Letter.


4.2 Each of the Charterparties and Contracts is valid and subsisting and in full force and effect.


4.3 No party to any of the Charterparties and Contracts respectively is in breach of the Charterparty or Contract to which he is a party.


4.4 The Vendor is not a party to any contract which may restrict the utilisation of the Assets or the use or disclosure of any information relating thereto.


4.5 No default or event has occurred (and no claim of default or other event has occurred) or, so far as the Vendor is aware, is about to occur as a result of which any of the Charterparties or Contracts respectively will or may be terminated.


5           INTELLECTUAL PROPERTY


5.1 The Vendor has the absolute right to transfer to the Purchaser the Intellectual Property and to permit the Purchaser to use the Business Name in accordance with clause 5.10, in each case without infringing the rights of, and without challenge by, any third party and without obligation to make payment to any third party.


6           UTILISATION OF ASSETS


6.1 In utilising the Assets the Vendor does not infringe any proprietary right or interest of any other person or incur any liability to pay any royalty or similar sum.


6.2 The Vendor is not a member of any partnership, consortium, trade association or any other association of persons (whether incorporated or not incorporated) which relates to the use of the Assets.


6.3 The Vendor's Group does not require, in order to utilise the Assets or to use any information, process, equipment, computer program, promotional materials or any other item used or required to be used for the purpose of the Assets -


 (A) any proprietary right or interest except those to which it is entitled by virtue of its ownership of the Intellectual Property; or


 (B) any consent or licence of any governmental or other authority or of any other person, except those of which complete and accurate particulars have been given to the Purchaser in writing.


6.4 Each of the consents and licences referred to in paragraph 6.3 is valid and in force, the Vendor is not in breach of any such consent of licence and there are no circumstances (including the sale of the Assets) which are known, or would on reasonable enquiry be known, to the Vendor and which might invalidate any such consent or licence and render it liable to forfeiture or modification or (in the case of a renewable consent or licence) affect its renewal.


6.5 All software required for the utilisation of the Assets which is in the possession of the Vendor will be delivered to the Vendor on Completion.


6.6 Save for the Technical Information the Vendor does not have any other information necessary for the operation of the Assets.


7           LITIGATION


           The Vendor is not engaged or involved in or threatened with -


     (A) any litigation, prosecution, arbitration or other legal proceedings (whether as paintiff, defendant or third party) except for normal debt collection;


     (B) any proceedings or enquiries before any tribunal, board of enquiry, commission or any other administrative body, whether judicial or quasi-judicial;


 (C)        any investigation by any authority; or


 (D)        any industrial dispute or action;


           in each case relating to or affecting any of the Assets and there are no circumstances (including the sale of the Assets) which are known, or which on reasonable enquiry would be known, to the Vendor and which might give rise to the same.


8           INSURANCE


8.1 The Assets are fully insured (in the case of insurance against loss of or damage to property for an amount not less than the reinstatement value) against all such risks as are usually insured against by persons carrying on similar businesses to that of the Vendor.


8.2 The policies of insurance relating to the Assets are valid and in force and all premiums due have been paid and there are no circumstances which are known to the Vendor which might invalidate or affect the renewal of any of the policies or might entitle the Vendor to make, or oblige it to notify the insurers of, any claim under any of the policies.


9           LIABILITIES


           The Vendor has punctually discharged and will continue punctually to discharge all liabilities (except those expressly assumed by the Purchaser) incurred or to be incurred by the Vendor in connection with or relating to any of the Assets in respect of the period up to Completion.


10          EMPLOYEES


10.1 Annex C contains a complete list of the Employees. Complete and accurate particulars have been given in writing to the Purchaser of the terms of employment of the Employees.


10.2 The Vendor is not a party to any agreement, arrangement or scheme (whether or not legally enforceable) for profit sharing or for the payment to the Employees or other individuals whose services are provided to it of bonuses or incentive payments or the like.


10.3 None of the Employees has given or received notice of termination of his employment or engagement.


11          PENSIONS


11.1 There are no retirement benefit or life assurance schemes or arrangements to which the Vendor contributes or has contributed under which any of the Employees or their dependants are or will be entitled to benefit.


11.2 There is no legal liability or voluntary commitment of the Vendor to pay or make provision for payment of any pension or other benefit on retirement, death, sickness, disability or other similar circumstances in respect of any of the Employees or their dependants.


12          VENDOR'S CAPACITY


           The Vendor (or the relevant member(s) of the Vendor's Group as the case may be) has full power and authority to enter into and perform its obligations under this Agreement and the documents listed in clause 5.2(d), each of which will on execution thereof binding on the Vendor (or the relevant member(s) of the Vendor's Group as the case may be) and enforceable in accordance with their respective terms.

                                               12.1 SCHEDULE  2



                      PROVISIONS CONCERNING THE WARRANTIES


                                 INTERPRETATION


1  In this Schedule `CLAIM' means a claim for breach of any of the Warranties.


BASIS ON WHICH WARRANTIES GIVEN


2 In so far as the Warranties relate to matters of fact, they shall constitute representations upon the faith of which the Purchaser has entered into this Agreement.


3 Except in the case of the Vessels which, and the class status documentation of which, the Purchaser has inspected and accepted under the Memorandum of Agreement the Vendor's liability under the Warranties shall not be affected by any actual or constructive knowledge of the Purchaser of any matter concerning the Assets.


     4 Each of the Warranties is a separate representation or warranty and shall not be restricted in its extent or application by the terms of any of the others Warranties or by any other term of this Agreement.


TIME LIMIT FOR MAKING CLAIMS


5  The Vendor shall not (subject to paragraph 7) be liable for a Claim unless -


     (A) the Purchaser gives written notification of the particulars of the Claim before 30th June 1998; and


           (B) liability for the Claim is accepted by the Vendor in writing or a writ in respect of the Claim is duly served in either case within 90 days from the last day for notification of the Claim under sub-paragraph (a).


MONETARY LIMITS FOR CLAIMS


     6 The Vendor shall not be liable for a Claim unless the amount payable in respect of that Claim when added to the amount of every other Claim exceeds US$25,000, in which event the Vendor shall be liable for the full amount thereof and not merely the excess


     7 The price of US$61,000,000 for the sale of the Assets has been calculated on the basis of the individual agreed values of the Assets as set out in Annex H hereof. It is agreed that no part of the total price of US$61,000,000 is attributable to anything other than the Assets listed in Annex I and it is also accordingly agreed that the Vendor shall not be liable for any Claim except to the extent that the Claim relates to one of those Assets.


           The maximum liability of the Vendor under any Claim in respect of any of the Assets referred to in Annex H shall be the agreed value of that Asset set out in Annex H. For the avoidance of doubt nothing contained in this paragraph shall be construed as to limit the liability of the Vendor under or pursuant to the provisions of clause
           3.11 of the within written Agreement.


FRAUDULENT MISREPRESENTATION


8 The provisions of paragraph 5 to 7 (inclusive) shall not apply to any Claim which arises from fraud or deceit on the part of the Vendor in respect of the Warranties or the Disclosure Letter.


OTHER LIMITATION OF LIABILITY


9 Having completed the purchase of the Vessels after inspecting and accepting both the Vessels on an as is where is basis and the Classification Society documentation relating to the Vessels the Purchaser shall not be entitled to make and the Vendor shall not be liable for any Claim against the Vendor (or any company in the Vendor's Group) relating to or in respect of any damages, loss or expense arising from the condition of the Vessels or their classification status.


10 The Vendor shall not be liable for a Claim to the extent that its subject matter has been fairly and accurately disclosed in the Disclosure Letter.


11 The Vendor shall not be liable for any Claim to the extent that the Claim would arise or the amount of the Claim would be increased after the date of this Agreement as a result of -


     (A)  the enactment of any legislation with retrospective effect; or


     (B) a judgment or change in the interpretation or application of any law or of any ruling or practice of any administrative authority.


12 The amount of the Vendor's liability for any Claim shall be reduced by any sum which is recovered (whether by way of insurance, indemnification or otherwise) by the Purchaser or a subsidiary of the Purchaser (otherwise than from another of those companies) in respect of the loss or damage suffered by reason of the relevant breach, less the amount of any reasonable costs and expenses incurred in obtaining payment of that sum and of any tax for which the Purchaser or a subsidiary of the Purchaser may be liable by reason of its receipt of that sum. If the Vendor has paid to the Purchaser any amount in respect of the Claim before the recovery of that sum, the Purchaser shall repay to him, or procure the repayment to him of, the amount by which his liability is so reduced.


PROCEDURE FOR MAKING A CLAIM


     13 If any matter which will or might give rise to a Claim comes to the notice of the Purchaser, the following provisions shall apply -


           (A) the Purchaser shall as soon as reasonably possible (and in any event within the following 14 days) notify the Vendor in writing of the matter and at no charge to the Purchaser, make available to it all information and documents in the possession or under the control of the Purchaser in so far as they relate to that matter;


           (B) the Purchaser shall not make any admission of liability or take any other action in connection with the matter without the previous written consent of the Vendor (which shall not be unreasonably delayed or withheld); and


           (C) subject to it being indemnified to its reasonable satisfaction against all costs and expenses (including additional tax) which might be incurred by it, the Purchaser shall take all such steps as the Vendor may reasonably request to mitigate its liability under the Claim.


DAMAGES FOR BREACH OF WARRANTY


14 The Vendor's liability for a Claim shall not be reduced in consequence of any subsequent sale or sub-sale by the Purchaser of the Assets or any of them, which shall be wholly disregarded for the purpose of calculating the amount of the liability.

                                                  SCHEDULE  3



                                   COMPETITION


                             PART 1 - INTERPRETATION


1          In this Schedule -


           (A) `THE RESTRICTED BUSINESS' means the business of owning, operating and chartering oilfield and offshore construction and service vessels as carried on by the Purchaser at any time after the Completion Date;


           (B) `THE RESTRICTED PERIOD' means the period of 3 years from the Completion Date or until such time as the Vendor ceases to hold Class A ordinary shares in the Purchaser, whichever is the later;


           (C) `THE RESTRICTED TERRITORY' means the territorial waters of each of the following countries taken separately, that is to say Brunei, India, Pakistan, Oman and (separately) each country bordering the Arabian Gulf.


                              PART 2 - RESTRICTIONS


2 The Vendor will not and will procure that every Member of the Vendor's Group will not -


           (A) at any time during the Restricted Period within the Restricted Territory directly or indirectly carry on or be engaged or interested in, or assist any other person in relation to, the Restricted Business, except as provided by Part 3 of this Schedule;


           (B) for a period of three years from the Completion Date directly or indirectly solicit or entice, or endeavour to solicit or entice, away from the Purchaser any of the Employees;


           (C) for a period of three years from the Completion Date solicit, or endeavour to solicit, custom from any person who at any time within two years before the Completion Date was a customer of the Vendor in connection with the Assets;


           (D) at any time after the Completion Date disclose to any person or directly or indirectly use, or attempt so to use, for any purpose any of the Technical Information or any other information concerning the Assets;


           (E) at any time after the Completion Date directly or indirectly use, or attempt to use, for any purpose any trade mark or logogram (whether or not forming part of the Intellectual Property) which is identical to or confusingly or deceptively similar to any trade mark or logogram used in connection with the Assets at any time within twelve months before the Completion Date.


                               PART 3 - EXEMPTION


3 Nothing contained in Part 2 of this Schedule shall prevent the Vendor or any other Member of the Vendor's Group from -


     (A) owning or acquiring for the purposes of investment not more than 5 per cent. of any class of shares or other securities of any undertaking listed on a recognised stock exchange; and


     (B) continuing to operate the vessels `Fast' and `Bassem' in the ordinary course and the vessel `Hunter' in the ordinary course until the completion of the sale of the vessel to the Purchaser or the expiry of 12 months after Completion whichever is the earlier.